Exhibit 10.18

Execution Copy

Americas Technology Acquisition Corp.
16400 Dallas Parkway #305
Dallas, TX 75248

November 22, 2022

Sponsor: ATAC Limited Partnership 16400 Dallas Parkway #305 Dallas, TX 75248

Re:	Sponsor Forfeiture and Commitment Letter Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain Agreement and Plan of Merger, dated as of June 1, 2022 (as amended as of July 26, 2022, November 8, 2022 and November 16, 2022, and as may be further amended or supplemented from time to time in accordance with the terms thereof, the “Merger Agreement”), by and among Americas Technology Acquisition Corp., a Cayman Islands exempted company (together with its successors, “ATAC”), Rally Communitas Corp., a Delaware corporation (“Rally”), Americas Technology Acquisition Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of ATAC (“Pubco”), Americas Technology Purchaser Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Purchaser Merger Sub”), Americas Technology Company Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Company Merger Sub” and together with Purchaser Merger Sub, the “Merger Subs”), Jorge E. Marcos, in the capacity as the representative from and after the Effective Time (as defined below) of the stockholders of Pubco (other than the Rally Stockholders and their successors and assignees) (the “Purchaser Representative”), and Numaan Akram, in the capacity as the representative of the Rally Stockholders from and after the Effective Time (the “Seller Representative”) (all of the transactions contemplated by the Merger Agreement, including the issuances of securities thereunder, the “Business Combination”). Any capitalized terms used but not defined in this letter agreement (this “Agreement”) will have the meanings ascribed thereto in the Merger Agreement.

In connection with the transactions contemplated by the Merger Agreement, ATAC Limited Partnership, a Delaware limited partnership (the “Sponsor”), has agreed to enter into this Agreement with ATAC relating to 2,875,000 Purchaser Ordinary Shares held by the Sponsor that were initially purchased by the Sponsor in a private placement consummated by the Sponsor in connection with the IPO (the “Founder Shares”). The transactions contemplated by this Agreement are contingent upon, and will be effective only upon, the consummation of the transactions contemplated by the Merger Agreement (the “Business Combination” and the “BC Closing”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and ATAC hereby agree as follows:

1.	Contingent upon the consummation of the Business Combination, the Sponsor shall, effective immediately prior to the Effective Time: (a) surrender for cancellation and retirement by ATAC, for no consideration, 460,000 Founder Shares (the “BC Forfeited Shares”) and (b) take any and all such actions as may be required for the amounts outstanding under all promissory notes issued by ATAC to the Sponsor through the BC Closing Date to be cancelled and forgiven, without consideration.

2.	The Sponsor hereby represents and warrants that, as of the date of this Agreement, the Sponsor owns and holds of record all of the Founder Shares, which Founder Shares are, as of the date hereof, being held in escrow pursuant to the terms of the Share Escrow Agreement (as amended from time to time, the “Share Escrow Agreement”), dated as of December 14, 2020, by and among ATAC, the Sponsor and Continental Stock Transfer & Trust Company, in its capacity as escrow agent thereunder (the “Escrow Agent”).

3.	In order to give effect to the forfeiture of the BC Forfeited Shares contemplated hereby at the Closing, the Sponsor and ATAC hereby agree to instruct the Escrow Agent, contingent upon the occurrence of the BC Closing, to release the BC Forfeited Shares from escrow in accordance with the terms of the Share Escrow Agreement, for cancellation by ATAC.

4.	This Agreement (including the Merger Agreement, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

5.	No party hereto may assign either this Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this Section 5 shall be null and void ab initio and of no force or effect. This Agreement shall be binding on the undersigned parties and their respective successors and permitted assigns.

6.	This Agreement is expressly conditioned upon and subject to the consummation of the BC Closing. Solely in the event that the BC Closing is not consummated, this Agreement shall be void and of no further force and effect and the Forfeited Shares shall not be cancelled, and ATAC and the Sponsor shall direct the Escrow Agent to that effect.

7.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in Section 10.1 of the Merger Agreement, with any notice to the Sponsor being to the same address as ATAC Representative therein.

8.	This Agreement shall be construed, interpreted and enforced in a manner consistent with the provisions of the Merger Agreement. The provisions set forth in Sections 10.4 through 10.8, 10.10, 10.12 and 10.14-10.16 of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement, and the references therein to the “Parties” were instead to the parties to this Agreement.

9.	This Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement.

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Please indicate your agreement to the foregoing by signing in the space provided below.

ATAC:

AMERICAS TECHNOLOGY ACQUISITION CORP.

By:	/s/ Jorge E. Marcos
Name: Jorge E. Marcos
Title: Chief Executive Officer

Pubco:

AMERICAS TECHNOLOGYACQUISITION HOLDINGS INC.

By:	/s/ Jorge E. Marcos
Name: Jorge E. Marcos
Title: Chief Executive Officer

Accepted and agreed, effective as of the date first set forth above:

Sponsor:

ATAC LIMITED PARTNERSHIP

By: ATAC Holdings LLC, its General Partner

By:	/s/ Matthew Mathison
Name: Matthew Matthison
Title: Authorized Director